Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar announces retirement of Peter Schmidt-Fellner,

Chief Investment Officer

Current Chief Credit Officer Dan McCready promoted to Chief

Investment Officer as part of planned succession

Boston, MA, July 14, 2016 – NewStar Financial, Inc. (NASDAQ: NEWS) announced today the retirement of Peter Schmidt-Fellner from the company, both in his role as Chief Investment Officer and as a member of the company’s Board of Directors. Mr. Schmidt-Fellner was a founding member of the company and has held the role of Chief Investment Officer since NewStar’s inception in 2004. He will remain involved with the company as an external advisor to provide decision support to its Investment Committee and to advise the Risk Policy Committee of the Board of Directors as needed on strategic risk management matters. The Company’s Board of Directors will be reduced in size by one to seven members.

NewStar’s current Chief Credit Officer, Dan McCready, will succeed Mr. Schmidt-Fellner as Chief Investment Officer and assume his role on the company’s Investment Committee. Since joining NewStar in March 2013, Mr. McCready has led the company’s leveraged finance credit team and played a key role in all related credit decisions. He has more than 30 years of experience in leveraged finance and joined NewStar as Chief Credit Officer from CIT Group where he was Chief Credit Officer of CIT Corporate Finance. Prior to that, Mr. McCready held senior positions at GE Capital, CIBC World Capital Markets, Bankers Trust Company and Bank of America.

Reflecting on Mr. Schmidt-Fellner’s legacy and contributions to the firm, NewStar’s CEO, Tim Conway commented: “It would be difficult to overstate Peter’s impact on NewStar’s success. He played a pivotal role in building the company and establishing our credit track record. He was the architect of our investment process and risk management frameworks and he built a world-class credit organization with deep expertise and a disciplined credit culture. His leadership also helped guide us through one of the most challenging business cycles of our lifetimes. As a result, he leaves us with a lasting legacy and we are grateful for his many significant contributions.”

“While it is difficult to lose a trusted partner and valued colleague like Peter, I am very confident in our credit team and excited about the opportunity to work even more closely with Dan as we continue to build on an outstanding track record and capitalize on opportunities to further develop our credit investment capabilities and expand our asset management platform,” Mr. Conway added.

About NewStar

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with more than $6.6 billion of assets managed across two complementary business lines – middle market direct lending and asset management. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options. Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $0.9 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown

500 Boylston St., Suite 1250

Boston, MA 02116

P. 617.848.2558

F. 617.848.4390

rbrown@newstarfin.com